As filed with the Securities and Exchange Commission on May 22, 2020

Registration No. 333-231724

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

RW Holdings NNN REIT, Inc.
(Exact name of registrant as specified in its charter)

3090 Bristol Street, Suite 550 Costa Mesa, CA 92626 (855) 742-4862
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aaron S. Halfacre Chief Executive Officer and President RW Holdings NNN REIT, Inc. 3090 Bristol Street, Suite 550 Costa Mesa, CA 92626 (855) 742-4862	With copies to: Lauren Burnham Prevost, Esq. Seth K. Weiner, Esq. Morris Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, GA 30326 (404) 233-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ⌧

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-231724

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ⌧	Smaller reporting company ⌧

Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ⌧

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 (Registration No. 333-231724) of RW Holdings NNN REIT, Inc. is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add exhibits not previously filed with such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits: The following exhibit is filed as part of this Registration Statement.

Exhibit	Description
99.1	Consent of Cushman & Wakefield Western, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on May 22, 2020.

RW HOLDINGS NNN REIT, INC.

/s/ Aaron S. Halfacre
Aaron S. Halfacre, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated.

Date:	May 22, 2020	/s/ Aaron S. Halfacre
Aaron S. Halfacre, Chief Executive Officer, President and Director (Principal Executive Officer)

Date:	May 22, 2020	*
Raymond E. Wirta, Chairman of the Board and Director

Date:	May 22, 2020	/s/ Raymond J. Pacini
Raymond J. Pacini, Chief Financial Officer (Principal Financial Officer)

Date:	May 22, 2020	*
Sandra G. Sciutto, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date:	May 22, 2020	*
Joe F. Hanauer, Director

Date:	May 22, 2020	*
Adam S. Markman, Director

Date:	May 22, 2020	*
Curtis B. McWilliams, Director

Date:	May 22, 2020	*
Thomas H. Nolan, Jr., Director

Date:	May 22, 2020	*
Jeffrey Randolph, Director

/s/ Raymond J. Pacini
* By:	Raymond J. Pacini Attorney-in-Fact